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                                                                     EXHIBIT 2.2


                               FIRST AMENDMENT TO
                          PURCHASE AND SALE AGREEMENT

         This First Amendment To Purchase and Sale Agreement (this "First Amendment") is entered into on this the 22nd day of October, 1997, by and between Midway/Commerce Center Limited Partnership, a Texas limited partnership (hereinafter referred to as "Seller"), and American Industrial Properties REIT, a Texas real estate investment trust (hereinafter referred to as "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller and Purchaser entered into a Purchase and Sale Agreement (hereinafter referred to as the "Contract") dated as of September 24, 1997, pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller, in accordance with the terms and conditions thereof,
20.8 acres of land located in Houston, Harris County, Texas, and all improvements thereon (the real property and all improvements hereinafter referred to collectively as the "Property"), which Property is more particularly described by metes and bounds on Exhibit "A" attached to the Contract; and

         WHEREAS, Seller and Purchaser desire to amend the Contract to more accurately describe the name of the Seller and to extend the Due Diligence Period an additional ten (10) days.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1. Seller and Purchaser acknowledge that Midway/Commerce Center, L.P., a Texas limited partnership, named as Seller in the Contract, and Midway/Commerce Center Limited Partnership, a Texas limited partnership, are one and the same entity.

2. Pursuant to this First Amendment, the name of the Seller in the Contract is hereby amended to Midway/Commerce Center Limited Partnership, a Texas limited partnership. Any documents executed by Seller in connection with the sale of the Property to Purchaser shall reflect that the name of the Seller is Midway/Commerce Center Limited Partnership, a Texas limited partnership.

3. Seller and Purchaser acknowledge and agree that the Due Diligence Period as defined in Section 5 (a) of the Contract during which time Purchaser shall review the Preliminary Documents, the physical condition of the Property and such other items as Purchaser deems necessary in order for Purchaser to determine whether the Property is acceptable to Purchaser is extended until Monday, November 3, 1997.

4. Seller and Purchaser acknowledge that the extension of the Due Diligence Period pursuant to this First Amendment shall not affect the Closing Date as defined in Section 8 (b) of the Contract. The Closing of the sale of the Property pursuant to the Contract shall occur no later than Monday, November 10, 1997.

5. All terms, obligations and conditions in the Contract not superseded or amended by any provision of this First Amendment shall remain in full force and effect as originally
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         written in the Contract.  All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Contract.

6. This First Amendment shall be binding upon and inure to the benefit of the successors and assigns of Seller, and shall be binding upon and inure to the benefit of Purchaser, its successors, and to the extent assignment may be made pursuant to the Contract, Purchaser's assigns. The pronouns of any gender shall include the other gender, and either the singular or the plural shall include the other.

7. All references to the Contract in any document heretofore or hereafter executed shall be deemed to refer to the Contract, as amended by this First Amendment.

8. This First Amendment may be executed in two or more counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

         In witness whereof, the parties hereto have executed this First Amendment on the date first written above.

                                    SELLER:

                                    Midway/Commerce Center Limited Partnership, a Texas limited partnership

                                    By:    Midway Commerce Center
                                              Associates, L.P.,
                                           its general partner

                                           By:     Midway Equities, Inc., its
                                                   general partner

                                           By:     /s/ D. Bruce Fincher
                                                   -----------------------------
                                           Name:   D. Bruce Fincher
                                                   -----------------------------
                                           Title:  President
                                                   -----------------------------

                                    PURCHASER:

                                    American Industrial Properties REIT,
                                    a Texas real estate investment trust

                                    By:     /s/ Marc A. Simpson
                                            ------------------------------------
                                    Name:   Marc A. Simpson
                                            ------------------------------------
                                    Title:  Vice President
                                            ------------------------------------